Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2006 accompanying the consolidated financial statements and management’s assessments of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in the Registration Statement on Amendment No. 1 to Form S-4 of Atlas Pipeline Partners, L.P. and Atlas Pipeline Finance Corporation. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Cleveland, Ohio
July 10, 2006